NAME OF REGISTRANT

Templeton Global Smaller Companies Fund
File No. 811-03143

Exhibit Item No. 77I: Terms of new or amended securities


Templeton Global Smaller Companies Fund began offering new Class R6 shares on May 1, 2013.